UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2010

BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

1-33718	65-0945967
(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212
Sunrise, Florida 33325
(Address of principal executive offices, including zip code)

(954) 835-1500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2010, at a meeting of the Board of Directors of Bioheart, Inc. (the "Company"), the Board of Directors resolved that, in addition to the position of Chief Operating Officer, Peggy A. Farley would replace Mark P. Borman as the Company's Chief Financial Officer, and that Mark P. Borman, would assume Ms. Farley's position of Chairman of the Audit Committee. These changes were made with immediate effect.

The Board of Directors determined that these changes to the Company's Executive Management would increase the level of autonomy between the Audit Committee and Executive Management.

On February 10, 2010, Bioheart, Inc. (the "Company") awarded stock options under the Company's 1999 stock option plans to certain of the Company's employees and directors. All directors were awarded 40,000, unless their service had been for less than a year, in which case the awards were pro rata.

The grant date for the stock options awarded to the directors was February 11, 2010. The exercise price of the stock options is $0.68 per share and the options vested immediately. The options have a term of 10 years from the date of grant.

In addition, a number of employees were awarded options grants either to bring them to the levels warranted for new positions or to bring them into the ranges that have been established for their current positions. The grant date for the stock options awarded to those employees is February 11, 2010. The exercise price of the stock options is $0.68 per share and the options vest in four equal installments on each of February 11, 2011, February 11, 2012, February 11, 2013, and February 11, 2014. The options have a term of 10 years from the date of grant.

Item 8.01 Other Events

Annual Meeting Date

The Company announced that it will hold its annual meeting of shareholders on July 14, 2010. The meeting will be held in Broward County, Florida at a location to be announced at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010

BIOHEART, INC.
By:	/s/ Karl Groth
Karl Groth Chairman of the Board of Directors and Chief Executive Officer